Exhibit 10.5

November 30, 2021

TLGY Acquisition Corporation

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

+1 302-499-4656

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among TLGY Acquisition Corporation, a Cayman Islands exempted company (the “Company”), Mizuho Securities USA LLC, as representative (the “Representative”) of the underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”) of 23,000,000 of the Company’s units (including up to 3,000,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one of the Company’s Class A ordinary shares, par value $0.0001 per share (“Ordinary Shares”), and one-half of one redeemable warrant and a contingent right to receive at least one-fourth of one redeemable warrant. Each whole warrant (each, a “Warrant”) entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on the NASDAQ. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TLGY Sponsors LLC, a Cayman Islands limited liability company (the “Sponsor”), and each of the undersigned individuals and entities, each of whom is or will be a member of the Company’s board of directors (the “Board”) and/or management team or an investor in the Sponsor (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1. The Sponsor and each Insider agrees with the Company that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any Ordinary Shares or Founder Shares (as defined below) owned by it, him or her in favor of the proposed Business Combination (including any proposals recommended by the Board in connection with such Business Combination) and (ii) not redeem any Shares owned by it, him or her in connection with such shareholder approval. If the Company engages in a tender offer in connection with any proposed Business Combination, the Sponsor and each Insider agrees that it, he or she will not seek to sell or tender any Ordinary Shares or Founder Shares owned by it, him or her to the Company in connection with such tender offer.

2. The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within 15 months (or up to 24 months if such date is extended as described in the Prospectus), from the closing of the Public Offering, or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”) at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (less up to $100,000 of interest to pay dissolution expenses), including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, divided by the number of then issued and outstanding Offering Shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption,

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subject to the approval of the Company’s remaining shareholders and the Board, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agree to not propose any amendment to the Company’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within 15 months (or up to 24 months if such date is extended as describe in the Prospectus) from the closing of the Public Offering, or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it, him or her. The Sponsor and each Insider hereby further waive, with respect to any Founder Shares and Ordinary Shares held by it, him or her, if any, any redemption rights it, he or she may have in connection with (x) the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Ordinary Shares and (y) a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within 15 months (or up to 24 months if such date is extended as described in the Prospectus) from the closing of the Public Offering, or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-Business Combination activity (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within 15 months (or up to 24 months if such date is extended as described in the Prospectus) from the date of the closing of the Public Offering), or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association.

3. During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Representative, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, with respect to, any Units, Ordinary Shares (including, but not limited to, Founder Shares), Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it, him or her, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, Ordinary Shares (including, but not limited to, Founder Shares), Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Each of the Sponsor and the Insiders acknowledges and agrees that, prior to the effective date of any release or waiver, of the restrictions set forth in this paragraph 3 or paragraph 7 below, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

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4. In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its Initial Business Combination within the time period set forth in the Company’s amended and restated memorandum and articles of association, the Sponsor (which for purposes of clarification shall not extend to any other shareholders, members, managers, or any other affiliates of the Sponsor) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party (other than the Company’s independent accountants) for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has discussed entering, or entered, into a letter of intent, confidentiality or other similar agreement for a Business Combination (a “Target”); provided, however, with respect to claims described in (i) and (ii) above, that such indemnification of the Company by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.20 per Offering Share or (ii) such lesser amount per Offering Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account which may be withdrawn to pay taxes. Such liability will not apply to any claims by a third party (including a Target) who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, pursuant to the Underwriting Agreement. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies the Company in writing that it shall undertake such defense. For the avoidance of doubt, none of the Company’s officers or directors will indemnify the Company for claims by third parties, including, without limitation, claims by vendors and prospective Targets.

5. To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 3,000,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees to forfeit, at no cost, a number of Founder Shares in the aggregate equal to the product of 750,000 multiplied by a fraction, (i) the numerator of which is 3,000,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 3,000,000. All references in this Letter Agreement to Shares of the Company being forfeited shall take effect as surrenders for no consideration of such Shares as a matter of Cayman Islands law. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the number of Founder Shares will equal an aggregate of 20.0% of the Company’s issued and outstanding Shares upon the consummation of the Public Offering.

6. The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5,7(a), 7(b), and 9 of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. (a) The Sponsor and each Insider agree that it, he or she shall not Transfer any Founder Shares (or Ordinary Shares issuable upon conversion thereof) until the earlier of (A) one year after the completion of the Company’s initial Business Combination and (B) subsequent to the Business Combination, (x) if the last reported sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Founder Shares Lock-up Period”).

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(b) The Sponsor and each Insider agree that it, he or she shall not Transfer any Private Placement Warrants (or Ordinary Shares issued or issuable upon the exercise of the Private Placement Warrants) until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and (b), Transfers of the Founder Shares, Private Placement Warrants and Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 7(c)), are permitted (i) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor, or any of their respective affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (vi) from the Sponsor to the Representative of the Underwriters in the manner as described in the Prospectus; (vii) to a nominee or custodian holding securities on behalf of a beneficial owner to whom a disposition or transfer would be permissible under clauses (i) through (vi) above; (viii) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; (ix) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; and (x) in the event of the Company’s liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination; provided, however, that in the case of clauses (i) through (v), (vii) and (ix), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the restrictions in this Agreement.

8. The Sponsor and each Insider represent and warrant that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. The Sponsor’s and each Insider’s questionnaire furnished to the Company, if any, is true and accurate in all respects. The Sponsor and each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

9. Except as disclosed or contemplated in the Prospectus, neither the Sponsor nor any officer or director of the Company nor any affiliate of the Sponsor nor any affiliate of any officer or director of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of a Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: repayment of up to an aggregate of $300,000 in loans made to the Company by the Sponsor to cover offering-related and organizational expenses; payment to the Sponsor of $15,000 per month, for up to 15 months (or up to 24 months as described in the Company’s amended and restated memorandum and articles of association), for office space, utilities, secretarial and administrative support services; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial Business Combination; and repayment of non-interest bearing loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors to finance transaction costs in connection with an initial Business Combination or to extend the time period for the Company to complete an initial Business Combination. Up to $1,500,000 of such working capital loans and up to $3,000,000 of loans made to extend the Company’s time period for consummating an initial Business Combination may be convertible into Private Placement Warrants, at a price of $1.00 per Warrant at the option of the lender, upon consummation of the initial Business Combination.

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10. The Sponsor and each Insider have full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or a director on the board of directors of the Company and hereby consents to being named in the Prospectus, road show and any other materials as an officer and/or a director of the Company, as applicable.

11. As used herein, (i) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Shares” shall mean, collectively, the Ordinary Shares and the Founder Shares; (iii) “Founder Shares” shall mean the 5,750,000 shares of the Company’s Class B ordinary shares, par value $0.0001 per share, initially issued to the Sponsor (up to 750,000 Shares of which are subject to complete or partial forfeiture by the Sponsor if the over-allotment option is not exercised by the Underwriters) held by the Sponsor; (iv) “Initial Shareholders” is defined in the Prospectus; (v) “Private Placement Warrants” shall mean the warrants to purchase up to 10,659,500 Ordinary Shares of the Company (or 11,859,500 Ordinary Shares if the over-allotment option is exercised in full) that the Sponsor has agreed to purchase for an aggregate purchase price of $10,659,500 in the aggregate (or $11,859,500 if the over-allotment option is exercised in full), or $1.00 per warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (vi) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (vii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants shall be deposited; and (viii) “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

12. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Company, the Sponsor and each Insider that is the subject of any such change, amendment, modification or waiver.

13. Except as otherwise provided herein, no party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

14. Except as otherwise provided herein, nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. Except as otherwise provided herein, all covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

15. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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16. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

18. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

19. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods and (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by December 31, 2021; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation for a period of six years.

20. The Company, the Sponsor and each Insider hereby acknowledges and agrees that the Representative on behalf of the Underwriters is a third party beneficiary of this Letter Agreement.

[Signature Page Follows]

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Sincerely,

TLGY SPONSORS LLC

By:	/s/ Jin-Goon Kim
Name: Jin-Goon Kim
Title:	Manager of TLGY Holdings LLC as Manager of TLGY Sponsors LLC

Sincerely,

CENTAURY MANAGEMENT LTD.
By:	/s/ Johannes CG Boot
	Name:	Johannes CG Boot
	Title:	Managing Director

Sincerely,

By:	/s/ Jin-Goon Kim
Name: Jin-Goon Kim

Sincerely,

By:	/s/ Theron Odlaug
Name: Theron Odlaug

Sincerely,

By:	/s/ Steven Norman
Name: Steven Norman

Sincerely,

By:	/s/ Shrijay Vijayan
Name: Shrijay Vijayan

Sincerely,

By:	/s/ Donghyun Han
Name: Donghyun Han

Sincerely,

By:	/s/ Hyunchan Cho
Name: Hyunchan Cho

Acknowledged and Agreed:

TLGY ACQUISITION CORPORATION

By:	/s/ Jin-Goon Kim
Name: Jin-Goon Kim
Title: Chairman and Chief Executive Officer

[Signature Page to Letter Agreement]